Exhibit 21.1

List of Significant Subsidiaries of the Registrant

Significant Subsidiaries	Place of Incorporation
Ping Shiang Holding Ltd	British Virgin Islands
Agencia Comercial Co., Ltd	Taiwan (R.O.C.)